Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 28, 2016	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES RECORD EARNINGS FOR 2015

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an annual earnings increase of 6.2%, as net income totaled $7.9 million for 2015, compared to $7.4 million for 2014. The 2015 net income figure of $7.9 million represents the fourth consecutive year of record earnings for the Bancorp, exceeding its prior earnings record for 2014. At December 31, 2015, the Bancorp’s assets totaled $864.9 million compared to $775.0 million at December 31, 2014, an increase of $89.8 million or 11.6%.

The 2015 net income of $7.9 million represents $2.75 earnings per basic and diluted share. For 2015, the return on average assets (ROA) was 0.96% and the return on average equity (ROE) was 9.90%.

“Peoples Bank reported another strong year as our income for 2015 rose to an all-time high of $7.9 million. Not only did we exceed the prior record set in 2014, but we successfully completed the merger with Liberty Savings. Peoples Bank now has 16 locations to better serve our retail and small business customers throughout Lake and Porter counties,” said David A. Bochnowski, chairman and chief executive officer.

“Our loan growth during 2015 demonstrates that small business and retail customers look to Peoples to fulfill their lending needs. During the year, the Bank originated $321.3 million in new loans, an increase of 44.3% over 2014. The local economy is on the upswing, and the Peoples team continues to work very hard to respond on a timely basis to lending opportunities,” Bochnowski said.

“As a community bank with local decision makers, Peoples is well positioned to compete with large regional and national banking competitors. Our loan officers know our community, and we bring to the table up-to-date personal and electronic banking services to match our one hundred and five years of experience serving the banking needs of our customers,” Bochnowski noted.

Bochnowski attributed the Bank’s record earnings to the successful acquisition of Liberty Savings, loan growth, core deposit growth, core earnings, income from banking operations including mortgage loan sales and wealth management operations, and continued strong asset quality. The Bank’s total assets under management including wealth management operations were $1.15 billion at year end.

“This year shows the results of everyone’s hard work here at Peoples Bank. With another year of solid performance, we have created a platform that will allow us to continue to grow and remain independent. For 2016, we are focused on Business Banking, Wealth Management, Mortgage Lending, and Core Funding. Cybersecurity remains a priority to the industry and to our company, and we will continue to enhance our technology and human intelligence in order to keep the Bank safe,” said Benjamin Bochnowski, president and chief operating officer. “We have all the tools and talent necessary to create value for all of our stakeholders: our shareholders, our employees, our customers and our communities,” Bochnowski said.

For the three months ended December 31, 2015, the Bancorp’s net income totaled $2.0 million, compared to $1.7 million for the three months ended December 31, 2014, an increase of $302 thousand, or 17.5%. The net income of $2.0 million for the three months ended December 31, 2015 represents $0.72 earnings per basic and diluted share. For the three months ended December 31, 2015, the ROA was 0.95% and the ROE was 9.95%.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $27.4 million for 2015, compared to $25.4 million in 2014 for an increase of $2.0 million or 7.9%. The Bancorp’s net interest margin on a tax adjusted basis was 3.82% for 2015, compared to 3.81% for 2014. For the three months ended December 31, 2015, net interest income totaled $7.3 million, compared to $6.5 million for the three months ended December 31, 2014 for an increase of $805 thousand or 12.5%. The Bancorp’s tax adjusted net interest margin for the three months ended December 31, 2015 was 3.90%, compared to 3.76% for the three months ended December 31, 2014. During 2015, the Bancorp’s net interest income was positively impacted by strong balance sheet growth, as interest earning assets increased by $83.6 million or 11.5% since December 31, 2014.

Noninterest Income

Noninterest income from banking activities totaled $6.9 million for 2015, compared to $6.1 million in 2014 for an increase of $776 thousand or 12.8%. The noninterest income increase for 2015 is primarily due to higher income from gains on loan sales related to increased origination volume, wealth management operations, income from banking services, gains on sale of securities, and an increase in the cash value of bank-owned life insurance. For the three months ended December 31, 2015, noninterest income totaled $1.6 million, compared to $1.5 million for the three months ended December 31, 2014, for an increase of $37 thousand or 2.4%. The noninterest income increase for the three month period is primarily a result of higher income from loan sales and income from banking services.

Noninterest Expense

Noninterest expense related to operating activities totaled $23.6 million for 2015, compared to $21.0 million in 2014 for an increase of $2.6 million or 12.4%. For the three months ended December 31, 2015, noninterest expense totaled $6.1 million, compared to $5.5 million for the three months ended December 31, 2014, for an increase of $578 thousand or 10.5%. The increase in noninterest expense for both periods is primarily related to the Bancorp’s acquisition of Liberty Savings Bank during 2015 and First Federal of Hammond during 2014. During 2015, one-time expenses of $452 thousand were incurred for the acquisition of Liberty Savings Bank. In addition, 2015 compensation, occupancy costs, FDIC insurance premiums and other operating expenses are elevated as a result of integrating First Federal of Hammond and incurring operating expenses for a full year, and Liberty Savings Bank’s operating expenses for the second half of 2015. In addition, to enhance organic growth, operating costs are being incurred to grow the Bancorp’s lending team.

Lending

The Bancorp’s loan portfolio totaled $571.9 million at December 31, 2015, an increase of $83.7 million or 17.2%, compared to December 31, 2014. During 2015, the Bancorp originated $321.3 million in new loans, an increase of $98.7 million or 44.3%, compared to 2014. Loan balances consisting of residential mortgage loans and consumer loans acquired in the Liberty Savings Bank acquisition totaled $28.0 million. During 2015, commercial, construction and government related loans increased by $59.3 million in the aggregate. During 2015, $47.7 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.2 million. The loan portfolio represents 70.4% of earning assets and is comprised of 62.5% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $233.4 million at December 31, 2015, compared to $220.1 million at December 31, 2014, an increase of $13.3 million or 6.0%. The securities portfolio represents 28.7% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $11.5 million at December 31, 2015, compared to $22.0 million at December 31, 2014, a decrease of $10.4 million or 47.5%. The decrease in cash and cash equivalents mostly results from the funding of loan originations and purchase of securities.

Funding

At December 31, 2015, core deposits totaled $520.4 million, an increase of $70.8 million or 15.8% compared to December 31, 2014. Core deposits include checking, savings, and money market accounts and represented 72.8% of the Bancorp’s total deposits at December 31, 2015. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. The Bancorp has experienced strong growth in consumer, business, and public fund deposit balances. During 2015, balances for certificates of deposit increased by $10.1 million or 5.5%, compared to December 31, 2014. The growth in certificates of deposit is related to the Bancorp’s acquisition of Liberty Savings Bank. In addition, at December 31, 2015, borrowings and repurchase agreements totaled $58.0 million, an increase of $4.1 million or 7.6%, compared to December 31, 2014.

Asset Quality

At December 31, 2015, non-performing loans totaled $5.6 million, compared to $5.5 million at December 31, 2014, an increase of $38 thousand or 0.7%. The Bancorp’s ratio of non-performing loans to total loans was 0.98% at December 31, 2015, compared to 1.10% at December 31, 2014. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.05% at December 31, 2015, compared to 1.15% at December 31, 2014.

For 2015, loan loss provisions totaled $954 thousand, while $875 thousand in provisions were recorded for 2014. For the three months ended December 31, 2015, loan loss provisions totaled $369 thousand, while $300 thousand in provisions were recorded for the three months ended December 31, 2014. The 2015 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $362 thousand for 2015, compared to charge-offs, net of recoveries of $1.7 million for 2014. At December 31, 2015, the allowance for loan losses totaled $7.0 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.22% at December 31, 2015, compared to 1.30% at December 31, 2014. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 124.66% at December 31, 2015, compared to 114.83% at December 31, 2014.

Capital Adequacy

At December 31, 2015, shareholders’ equity stood at $80.9 million or 9.4% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2015 were 13.5% for total capital to risk-weighted assets, 12.4% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.0% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $28.37 per share at December 31, 2015.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Financial Report

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Return on equity	9.95%	9.08%	9.90%	10.14%
Return on assets	0.95%	0.88%	0.96%	0.97%
Basic earnings per share	$0.72	$0.61	$2.75	$2.60
Diluted earnings per share	$0.72	$0.61	$2.75	$2.60
Yield on loans	4.45%	4.41%	4.44%	4.42%
Yield on security investments	2.69%	2.73%	2.54%	2.72%
Total yield on earning assets	3.93%	3.78%	3.84%	3.82%
Cost of deposits	0.24%	0.21%	0.22%	0.20%
Cost of borrowings	0.88%	0.96%	0.95%	0.98%
Total cost of funds	0.29%	0.27%	0.28%	0.27%
Net interest margin - tax equivalent	3.90%	3.76%	3.82%	3.81%
Noninterest income / average assets	0.73%	0.77%	0.84%	0.80%
Noninterest expense / average assets	2.87%	2.81%	2.89%	2.76%
Net noninterest margin / average assets	-2.14%	-2.04%	-2.05%	-1.96%
Efficiency ratio	69.05%	69.10%	69.01%	66.85%
Effective tax rate	13.99%	20.19%	18.63%	22.55%
Dividend declared per common share	$0.27	$0.25	$1.06	$0.97

	December 31,	December 31,
	2015	2014
Net worth / total assets	9.35%	9.83%
Book value per share	$28.37	$26.78
Non-performing assets to total assets	1.05%	1.15%
Non-performing loans to total loans	0.98%	1.10%
Allowance for loan losses to non-performing loans	124.66%	114.83%
Allowance for loan losses to loans outstanding	1.22%	1.30%
Foreclosed real estate to total assets	0.18%	0.23%

Consolidated Statements of Income

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Interest income:
Loans	$6,212	$5,405	$23,204	$21,232
Securities & short-term investments	1,599	1,532	6,179	5,951
Total interest income	7,811	6,937	29,383	27,183
Interest expense:
Deposits	422	339	1,509	1,253
Borrowings	126	140	504	567
Total interest expense	548	479	2,013	1,820
Net interest income	7,263	6,458	27,370	25,363
Provision for loan losses	369	300	954	875
Net interest income after provision for loan losses	6,894	6,158	26,416	24,488
Noninterest income:
Fees and service charges	829	707	2,901	2,738
Wealth management operations	392	411	1,657	1,605
Gain on sale of loans held-for-sale, net	202	21	1,212	541
Gain on sale of securities, net	44	107	606	418
Increase in cash value of bank owned life insurance	115	240	442	623
Gain/(loss) on sale of foreclosed real estate	(59)	14	(35)	35
Other	30	16	67	114
Total noninterest income	1,553	1,516	6,850	6,074
Noninterest expense:
Compensation and benefits	3,404	2,997	13,147	11,416
Occupancy and equipment	796	762	3,520	3,238
Data processing	320	288	1,270	1,139
Marketing	158	128	548	496
Federal deposit insurance premiums	155	120	522	466
Other	1,255	1,215	4,609	4,260
Total noninterest expense	6,088	5,510	23,616	21,015
Income before income taxes	2,359	2,164	9,650	9,547
Income tax expenses	330	437	1,798	2,153
Net income	$2,029	$1,727	$7,852	$7,394

NorthWest Indiana Bancorp

Financial Report

Balance Sheet Data

(Dollars in thousands)

	December 31,	December 31,	Change	Mix
	2015	2014	%	%
Total assets	$864,893	$775,044	11.6%
Cash & cash equivalents	11,533	21,963	-47.5%
Securities - available for sale	233,350	220,053	6.0%

Loans receivable:
Construction and land development	41,524	25,733	61.4%	7.2%
1-4 first liens	179,527	160,526	11.8%	31.4%
Multifamily	45,524	31,703	43.6%	8.0%
Commercial real estate	172,741	156,015	10.7%	30.2%
Commercial business	68,757	58,682	17.2%	12.0%
1-4 Junior Liens	1,065	1,507	-29.3%	0.2%
HELOC	29,881	25,564	16.9%	5.2%
Lot loans	3,283	1,932	69.9%	0.6%
Consumer	535	471	13.6%	0.1%
Government	29,062	26,020	11.7%	5.1%
Total loans	571,899	488,153	17.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	100,031	80,352	24.5%	14.0%
Interest bearing checking	147,585	133,962	10.2%	20.6%
Savings	118,453	89,866	31.8%	16.6%
MMDA	154,316	145,384	6.1%	21.6%
Total core deposits	520,385	449,564	15.8%	72.8%
Certificates of deposit	194,490	184,382	5.5%	27.2%
Total deposits	714,875	633,946	12.8%	100.0%

Borrowings and repurchase agreements	58,001	53,906	7.6%
Stockholder's equity	80,909	76,165	6.2%

Asset Quality

(Dollars in thousands)

	December 31,	December 31,	Change
	2015	2014	%
Nonaccruing loans	$5,201	$4,599	13.1%
Accruing loans delinquent more than 90 days	377	941	-59.9%
Securities in non-accrual	1,912	1,611	18.7%
Foreclosed real estate	1,590	1,745	-8.9%
Total nonperforming assets	9,080	8,896	2.1%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	356	426	-16.4%
ALL general allowances for loan portfolio	6,597	5,935	11.2%
Total ALL	6,953	6,361	9.3%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	522	524	-0.4%
Nonaccruing troubled debt restructurings, compliant (2)	-	1,216	-100.0%
Accruing troubled debt restructurings	4,493	4,687	-4.1%
Total troubled debt restructurings	5,015	6,427	-22.0%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

Capital Adequacy

	At December 31, 2015
	Actual	Required to be
	Ratio	well capitalized(1)

Common equity tier 1 capital to risk-weighted assets	12.4%	6.5%
Tier 1 capital to risk-weighted assets	12.4%	8.0%
Total capital to risk-weighted assets	13.5%	10.0%
Tier 1 capital to adjusted average assets	9.0%	5.0%

(1) Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital raio of 4.5% (6.5% to be well capitalized).